NEWS RELEASE
Document Security Systems, Inc. First Federal Plaza 28 East Main Street Rochester, NY 14614	Investor contact: Deborah K. Pawlowski Kei Advisors LLC 716.843.3908 Email: dpawlowski@keiadvisors.com	Media contact: Kim Waver Dixon Schwabl Advertising 585.899.3273 Email: kim@dixonschwabl.com

For Immediate Release

Document Security Systems Signs Exclusive Agreement
with BTI for the China Market
Expands indirect sales channel and gains marketing
presence in People’s Republic of China

ROCHESTER, NY, June 22, 2006 — Document Security Systems, Inc. (AMEX: DMC) (“DSS”), a leader in proven, patented protection against counterfeiting and unauthorized copying, scanning and photo imaging, announced today it has signed an exclusive agreement with Barcode Technology (“BTI”) to market and produce DSS's technologies, both independently and in combination with BTI's technology in China. BTI, which has an operating joint venture in China providing anti-counterfeiting technologies to the Chinese government and others, is a world leader in advanced barcode, process automation, authentication and verification technologies.

The agreement provides BTI with the exclusive right to market, sell and manufacture DSS technologies, products and processes for all security-related applications for government and commercial use in China. DSS expects revenue from this agreement to commence by the first quarter of 2007.

BTI’s patent and patent-pending technologies provide solutions to its customers across many industries, including pharmaceutical, healthcare and hospitals, retail inventory and packaging, manufacturing, brand security and management, financial services and reporting, and governments. BTI’s technologies are a key element of solutions for security, anti-counterfeiting, and identification cards.

Mr. Patrick White, Chairman and Chief Executive Officer of DSS, stated, “Our relationship with BTI creates additional distribution channels for DSS and will drive market awareness of the DSS anti-counterfeiting technologies. The size of the People’s Republic of China’s market in and of itself makes this agreement with BTI materially significant for DSS.”

“We believe this agreement is the first step towards building a long-term strategic relationship with BTI throughout the world. BTI believes that based on the enormity of the Chinese market and China’s need for our anti-counterfeiting technology, this agreement alone could produce annual revenue in the multi-millions for DSS." Mr. White concluded.

Ian Altman, Managing Director of BTI, stated, "Successful anti-counterfeiting and brand protection require multiple technologies. Combining DSS's technology with BTI’s advanced bar code and product authentication platform creates a comprehensive solution for security. By working together, we can offer solutions to our licensees and mutual customers that are greater than the sum of the parts. We look forward to expanding our relationship with DSS to offer multi-layered security solutions throughout The Americas, Asia and Europe."

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Document Security Systems Signs Exclusive Agreement with BTI for the China Market
June 22, 2006

As part of this agreement, DSS issued BTI a warrant to purchase 500,000 shares of common stock of DSS with an exercise price of $10.00 per share vesting over one year with an expiration date on

June 16, 2007.

About Document Security Systems, Inc.
Document Security Systems, Inc. (AMEX: DMC) is a leader in proven patented protection against counterfeiting and unauthorized copying, scanning and photo imaging. The company offers a broad portfolio of anti-counterfeiting technologies, processes and products, and provides consulting for customized document security printing solutions. Its various anti-scanning technologies and products are used for currency, vital records, packaging, labels, tickets, ID Cards, passports and gift certificates. Document Security Systems’ products, such as its new AuthentiGuard™ Security Paper, protect original documents from copying or duplication. Its strategy is to become the world’s leading producer of cutting-edge security technologies for printed products. More information about Document Security Systems can be found at its websites: www.documentsecurity.com and www.plasticprintingprofessionals.com.

About BTI
BTI (International Barcode Corporation d/b/a BTI) is a leading, New York City based international process automation and bar code technology company. BTI and its subsidiaries have been in business since 1978. Using patented and patent pending software technology, BTI provides solutions to clients across industries including pharmaceutical, healthcare and hospitals, retail inventory and packaging, manufacturing, brand security and management, financial and reporting services, and government. BTI has five domestic offices in the U.S. a significant international presence and an office in Beijing. More information about BTI and its affiliated companies can be found at its website: www.rssbarcode.com

Safe Harbor Statement
This release contains forward-looking statements regarding expectations for future financial performance, which involve uncertainty and risk. It is possible the Company's future financial performance may differ from expectations due to a variety of factors including, but not limited to, changes in economic and business conditions in the world, increased competitive activity, achieving sales levels to fulfill revenue expectations, consolidation among its competitors and customers, technology advancements, unexpected costs and charges, adequate funding for plans, changes in interest and foreign exchange rates, regulatory and other approvals and failure to implement all plans, for whatever reason. It is not possible to foresee or identify all such factors. Any forward-looking statements in this report are based on current conditions; expected future developments and other factors it believes are appropriate in the circumstances. Prospective investors are cautioned that such statements are not a guarantee of future performance and actual results or developments may differ materially from those projected. The Company makes no commitment to update any forward-looking statement included herein, or disclose any facts, events or circumstances that may affect the accuracy of any forward-looking statement.

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